Exhibit 99.1

	FOR:	International Speedway Corporation

	CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465
FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RESULTS FOR
THE SECOND QUARTER OF FISCAL 2008

--Reiterates Full Year Financial Outlook--

     DAYTONA BEACH, Fla. — July 9, 2008 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for the fiscal second quarter and six months ended May 31, 2008.
     “We hosted nearly one million paid attendees at our events during the second quarter, which demonstrates that consumers continue to view motorsports, particularly NASCAR, as an important part of their lifestyle despite the current economic environment,” said ISC President Lesa France Kennedy. “Supported by ISC's strong breadth of assets and solid financial footing we remain well positioned to successfully execute our long-term strategic initiatives.”
     Ms. France Kennedy added, “We held several successful weekends of racing during the second quarter highlighted by sold out NASCAR Sprint Cup Series events at Richmond and Darlington. And, while the economic environment will continue to impact attendance-related revenues, our 2008 full year results are expected to benefit from increased sponsorship, hospitality, television and certain other motorsports related revenues. Also fueling our anticipated full year results are the ongoing prudent management of our controllable expenses, the successful turnaround of our equity investment in Motorsports Authentics, and an aggressive return of capital through share repurchases.”
Second Quarter Comparison
     Total revenues for the second quarter were $174.9 million, compared to revenues of $181.0 million in the prior-year period. Operating income increased to $42.9 million during the period compared to $35.0 million in the second quarter of fiscal 2007.
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ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 2
     Quarter-over-quarter comparability was impacted by:
•	A 2008 second quarter impairment charge of $1.2 million, or $0.01 per diluted share after tax, primarily related to charges for the fill removal process on the Company’s Staten Island property and, to a lesser extent, the net book value of certain assets retired from service. The second quarter of 2007 included impairment charges of $9.1 million, or $0.11 per diluted share after-tax, primarily attributable to ISC’s decision to discontinue speedway development efforts in Kitsap County, Washington. To a lesser extent, the impairment charges included estimated costs for fill removal on the Staten Island property.
•	Accelerated depreciation of $0.5 million, or $0.01 per diluted share after tax, in the second quarter of 2008 for certain office and related buildings in Daytona Beach associated with the Company’s previously announced Daytona Live! project. The 2007 second quarter included Daytona Live!-related accelerated depreciation charges of $4.6 million, or $0.05 per diluted share after tax.
     Net income for the second quarter of 2008 increased to $26.0 million, or $0.52 per diluted share, compared to net income of $18.4 million, or $0.35 per diluted share, in the prior year’s second quarter. Excluding discontinued operations and the aforementioned accelerated depreciation and impairment charges, non-GAAP (defined below) net income for the second quarter of 2008 was $27.0 million, or $0.54 per diluted share. Non-GAAP net income for the second quarter of 2007 was $27.1 million, or $0.51 per diluted share.
     Year-to-Date Comparison
     For the six months ended May 31, 2008, total revenues were $368.8 million, compared to $365.8 million in 2007. Operating income for the six-month period was $109.8 million compared to $100.8 million in the prior year.
     Year-over-year comparability was impacted by:
•	2008 impairment charges of $1.9 million, or $0.02 per diluted share after tax, associated with the previously discussed fill removal costs on Staten Island and net book value of certain assets retired from service. Year-to-date results for 2007 included the aforementioned 2007 second quarter impairment charges for the Company’s speedway development efforts in Kitsap County, Washington, and Staten Island.
•	Accelerated depreciation charges in 2008 of $1.0 million, or $0.02 per diluted share after tax, associated with the previously discussed Daytona Live! project. Results for the six months ended May 31, 2007, included Daytona Live!-related accelerated depreciation charges of $7.2 million, or $0.09 per diluted share after tax.
•	A 2008 first quarter non-cash charge of $3.8 million, or $0.07 per diluted share after tax, to correct the carrying value of certain other assets as of November 30, 2007.

ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 3
     Net income for the six months ended May 31, 2008, was $62.2 million, or $1.23 per diluted share, compared to $54.2 million, or $1.02 per diluted share in 2007. Excluding discontinued operations, the aforementioned impairment and related charges, accelerated depreciation and the correction of certain other assets’ carrying value amounts, non-GAAP (defined below) net income for the six months ended May 31, 2008, was $67.8 million, or $1.34 per diluted share. This is compared to non-GAAP net income for the first six months of 2007 of $64.6 million, or $1.22 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
     The 2007 adjustment relates to: additional depreciation associated with building structures in the Company’s office complex in Daytona Beach; and, impairment charges associated with ISC’s decision to discontinue speedway development efforts in Kitsap County, Washington, and, to a lesser extent, fill removal costs on the Company’s Staten Island property.
     The adjustments for 2008 relate to: accelerated depreciation for certain office and related buildings in Daytona Beach; the impairment of long-lived assets associated with the fill removal process on the Staten Island property and the net book value of certain assets retired from service; and, a non-cash charge to correct the carrying value of certain other assets.
     The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 4

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Six Months Ended
	May 31, 2007	May 31, 2008	May 31, 2007	May 31, 2008
Net income	$18,390	$25,972	$54,209	$62,183
Net loss from discontinued operations, net of tax	6	36	26	67

Income from continuing operations	18,396	26,008	54,235	62,250

Adjustments, net of tax:
Additional depreciation	2,856	320	4,449	640
Impairment of long-lived assets	5,869	706	5,869	1,154
Correction of certain other assets’ carrying value	—	—	—	3,758

Non-GAAP net income	$27,121	$27,034	$64,553	$67,802

Per share data:
Diluted earnings per share	$0.35	$0.52	$1.02	$1.23

Net loss from discontinued operations, net of tax	—	—	—	—

Income from continuing operations	0.35	0.52	1.02	1.23

Adjustments, net of tax:
Additional depreciation	0.05	0.01	0.09	0.02
Impairment of long-lived assets	0.11	0.01	0.11	0.02
Correction of certain other assets’ carrying value	—	—	—	0.07

Non-GAAP diluted earnings per share	$0.51	$0.54	$1.22	$1.34

2008 Second Quarter Highlights
     An overview of the significant major event weekends held in the second quarter of 2008 includes:
•	Daytona International Speedway hosted Bike Week in early March highlighted by the AMA Supercross and 67th running of the Daytona 200, both presented by Honda. Results were impacted by inclement weather, which substantially limited walk-up sales for both events.
•	Homestead-Miami Speedway hosted the 2008 IRL IndyCar Series season opener GAINSCO Auto Insurance Indy 300, the historic first race of the IndyCar Series and Champ Car reunification, as well as the Grand-Am Rolex Sports Car Series Grand Prix of Miami race.
•	Martinsville Speedway hosted a weekend of NASCAR Craftsman Truck and Sprint Cup racing, highlighted by the Goody’s Cool Orange 500. Despite exciting on-track competition, attendance-related revenues were impacted, in part, due to inclement weather.
•	Phoenix International Raceway hosted a successful weekend of NASCAR Nationwide and Sprint Cup racing, highlighted by Jimmie Johnson winning the Subway Fresh Fit 500, his second consecutive Sprint Cup Series win at the facility.
•	Talladega Superspeedway hosted a NASCAR Nationwide and Sprint Cup race weekend, which featured Joe Gibbs Racing sweeping the two-race Aaron’s Dream Weekend.

ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 5
•	Kansas Speedway hosted a successful ARCA RE/MAX, NASCAR Craftsman Truck and IRL IndyCar weekend, with Dan Wheldon becoming the first driver to win two IndyCar races at the Speedway.
•	Richmond International Raceway recorded its 17th consecutive sellout for its spring NASCAR Sprint Cup event with Clint Bowyer winning the Crown Royal Presents The Dan Lowry 400. The track also hosted a successful NASCAR Nationwide Lipton Tea 250.
•	Darlington Raceway hosted an exciting weekend of NASCAR Nationwide and Sprint Cup competition, highlighted by the fourth consecutive sellout of the Dodge Challenger 500.
     During the 2008 second quarter, lower attendance related revenues contributed to total revenue results that were below expectations. As expected, the challenging macro-economic environment is impacting consumer spending, and the Company anticipates these trends to continue through the remainder of the year.
     Corporate marketing partner spending remains healthy. While the Company anticipates being slightly behind budget for the year, it continues to expect year-over-year revenue growth. Looking specifically at event entitlements, ISC is in negotiations with multiple companies for Kansas Speedway’s Sprint Cup race scheduled for late September.
     “Corporate sponsors continue to view NASCAR as an important piece of their overall marketing programs,” Ms. France Kennedy added. “And, while the current economic environment has made the process of securing deals more time consuming, ISC’s national presence in key markets continues to position us as the partner of choice with local, regional and Fortune 500 companies.”
     ISC’s 2008 second quarter results include approximately $3.0 million in equity income associated with its 50/50 joint venture in Motorsports Authentics (“MA”). The Company remains optimistic about MA’s multi-faceted turnaround plan designed to grow top line revenue while controlling expenses. Although the results for the first two quarters of 2008 are encouraging, given the current economic environment ISC reiterates its guidance of break-even financial results for MA for the 2008 full year.
Third Quarter Events
     To date in the fiscal third quarter:
•	Watkins Glen International hosted a successful weekend of sports car racing in June, highlighted by the fourth Grand Am Rolex Series Daytona Prototype victory of the season for Scott Pruett and Memo Rojas in the 27th running of the Sahlen’s Six Hours of The Glen.
•	Route 66 Raceway held the 11th annual Torco Racing Fuels Route 66 NHRA Nationals. Fans were treated to four days of exciting racing and watched Funny Car driver Tony Pedregon win for the second time this season and the 38th time in his career.

ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 6
•	Michigan International Speedway hosted the NASCAR Sprint Cup, Craftsman Truck and ARCA RE/MAX series in mid-June. Fans were treated to an exciting weekend of racing that culminated with fan favorite Dale Earnhardt Jr. winning the Sprint Cup LifeLock 400.
•	Richmond held a successful weekend of IRL IndyCar racing highlighted by a record crowd for the SunTrust Indy Challenge.
•	Daytona hosted a Sprint Cup, Nationwide and Grand-Am racing weekend, highlighted by a thrilling green-white-checkered finish in the Coke Zero 400 Powered by Coca-Cola that resulted in Kyle Busch'e first Sprint Cup victory at the historic facility.
•	Watkins Glen hosted an exciting weekend of IndyCar racing, which featured increased attendance for the Camping World Grand Prix at the Glen and Ryan Hunter-Reay's first IRL IndyCar series victory.
     For the remainder of the third quarter, ISC will host Sprint Cup and Nationwide series weekends at Chicagoland Speedway, Watkins Glen, Michigan and Auto Club Speedway. In addition, through its 50/50 limited partnership with Group Motorisé International, the second annual NASCAR Nationwide and Grand-Am Rolex race weekend will be held at Circuit Gilles Villeneuve in Montreal, Canada.
External Growth and Related Initiatives
     Construction has begun on the office building component of Daytona Live!, the mixed-use entertainment destination development that ISC is pursuing in a 50/50 joint venture with The Cordish Company (“Cordish”). In the second quarter the Company announced that Cobb Theatres will anchor Daytona Live! with a 65,000 square-foot, 14-screen theater featuring digital projection with 3D capabilities, stadium seating and a premium level providing 350 reserved seats and a full-service restaurant and bar area.
     ISC is also partnered in a joint venture with Cordish on the development of a Hard Rock Hotel & Casino on property adjacent to the Kansas Speedway. The joint venture has submitted one of several competing proposals to the State of Kansas. The Kansas Lottery Commission has evaluated the proposals and forwarded them to the Lottery Gaming Facility Review Board (the “Review Board”), which has final approval in selecting the company to construct and manage the casino. The Review Board will hold public meetings on the proposals with a final decision anticipated in September 2008.
     On Staten Island, ISC is in discussions with interested buyers for the 676 acre parcel. The property is being marketed for sale and the Company has received significant interest from multiple parties.

ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 7
Share Repurchase Program
     In the 2008 second quarter, ISC purchased approximately 967,000 shares of its Class A Common Stock for $40 million. From initiation of the program in December 2006 through May 2008, the Company purchased a total of 3.8 million shares for $171 million, leaving $79 million in remaining capacity on its $250 million authorization at May 31, 2008. ISC continues to believe its capital allocation strategy reflects a balanced approach that enhances shareholder value and further positions the Company for long-term success.
Outlook
     ISC has narrowed its financial guidance for fiscal 2008. The Company now expects full year total revenues to range between $805 million and $815 million. ISC also anticipates its fiscal 2008 non-GAAP earnings guidance to range from $3.05 to $3.10 per diluted share. Given the current economic environment, ISC is more comfortable at the low end of the earnings range.
     ISC expects non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 margins, operating margins, and effective income tax rates for the 2008 third quarter, fourth quarter and full year to range as follows:

	Quarter	Quarter	Year
	Ending	Ending	Ending
	08/31/2008	11/30/2008	11/30/2008
EBITDA margin	37%-38%	43%-44%	40%-41%
Operating margin	29%-30%	36%-37%	31%-32%
Effective tax rate	38%-39%	37%-38%	38%-39%

1.	EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.
     Impacting year-over-year quarterly comparability is the timing of Auto Club Speedway’s Labor Day weekend, which will be held in the 2008 third quarter. The 2007 race weekend was held in the fourth quarter.
     Ms. France Kennedy concluded, “Motorsports remains a stable and growing industry with a compelling long-term outlook. No other professional sport attracts the huge crowds that NASCAR does on a weekly basis. Furthermore, television ratings year-to-date for the three national NASCAR touring series are up compared to last year. Fueled by a core fan profile that displays the strongest brand loyalty in all of major sports, corporate partners continue to view NASCAR as the preferred vehicle to reach consumers. This is hugely important given the current economic environment we are facing, and ISC remains in an optimal financial position with significant cash flow and earnings visibility to weather the downturn. With this backdrop, it is essential that we continue to execute on our proven business plan. These strategies include efforts to remain focused on providing guests and partners with unparalleled service and valued entertainment, while enhancing shareholder value through a meaningful return of capital program.”

ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 8
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 54181900. A live Webcast will also be available at that time on the Company’s Web site, www.iscmotorsports.com, under the “Investor Relations” section.
     A replay will be available two hours after the end of the call through midnight Wednesday, July 16, 2008. To access, dial toll free (800) 642-1687 and enter the code 54181900, or visit the “Investor Relations” section of the Company’s Web site.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC is a limited partner with Group Motorisé International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sport radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service Corporation, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 9
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	05/31/2007	05/31/2008	05/31/2007	05/31/2008
	(Unaudited)		(Unaudited)
REVENUES:
Admissions, net	$57,238	$53,432	$112,548	$109,545
Motorsports related	101,383	101,240	209,498	214,085
Food, beverage and merchandise	20,201	17,738	39,365	40,428
Other	2,130	2,527	4,402	4,738

	180,952	174,937	365,813	368,796

EXPENSES:
Direct expenses:
Prize and point fund monies and NASCAR sanction fees	33,812	34,728	66,274	67,781
Motorsports related	38,254	38,688	68,879	74,024
Food, beverage and merchandise	12,052	11,747	22,901	24,531
General and administrative	31,496	28,269	58,744	55,980
Depreciation and amortization	21,241	17,436	39,148	34,753
Impairment of long-lived assets	9,076	1,150	9,076	1,881

	145,931	132,018	265,022	258,950

Operating income	35,021	42,919	100,791	109,846
Interest income and other	939	384	2,297	(2,676)
Interest expense	(3,700)	(3,294)	(7,740)	(6,887)
Equity in net (loss) income from equity investments	(294)	2,960	(4,611)	4,754

Income from continuing operations before income taxes	31,966	42,969	90,737	105,037
Income taxes	13,570	16,961	36,502	42,787

Income from continuing operations	18,396	26,008	54,235	62,250
Loss from discontinued operations, net of income tax benefits of $37, $33, $85 and $66, respectively	(6)	(36)	(26)	(67)

Net income	$18,390	$25,972	$54,209	$62,183

Basic earnings per share:
Income from continuing operations	$0.35	$0.52	$1.02	$1.23
Loss from discontinued operations	—	—	—	—

Net income	$0.35	$0.52	$1.02	$1.23

Diluted earnings per share:
Income from continuing operations	$0.35	$0.52	$1.02	$1.23
Loss from discontinued operations	—	—	—	—

Net income	$0.35	$0.52	$1.02	$1.23

Dividends per share	$0.10	$0.12	$0.10	$0.12

Basic weighted average shares outstanding	52,813,292	49,836,724	52,952,076	50,379,656

Diluted weighted average shares outstanding	52,923,911	49,927,320	53,068,615	50,479,717

ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 10
Consolidated Balance Sheets
(In Thousands)

	November 30, 2007	May 31, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$57,316	$81,096
Short-term investments	39,250	200
Receivables, less allowance of $1,200 in 2007 and 2008, respectively	46,860	72,364
Inventories	4,508	5,655
Deferred income taxes	1,345	1,476
Prepaid expenses and other current assets	10,547	17,570

Total Current Assets	159,826	178,361

Property and Equipment, net of accumulated depreciation of $410,192 and $439,372, respectively	1,303,178	1,327,147
Other Assets:
Equity investments	76,839	80,869
Intangible assets, net	178,984	178,912
Goodwill	118,791	118,791
Deposits with Internal Revenue Service	117,936	117,936
Other	26,563	25,108

	519,113	521,616

Total Assets	$1,982,117	$2,027,124

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,538	$152,901
Accounts payable	37,508	22,734
Deferred income	128,631	200,139
Income taxes payable	22,179	15,408
Other current liabilities	21,447	24,082

Total Current Liabilities	212,303	415,264

Long-Term Debt	375,009	223,264
Deferred Income Taxes	214,109	80,794
Long-Term Tax Liabilities	—	160,656
Long-Term Deferred Income	15,531	14,798
Other Long-Term Liabilities	6,077	5,931
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 30,010,422 and 28,028,972 issued and outstanding in 2007 and 2008, respectively	300	280
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 21,593,025 and 21,444,416 issued and outstanding in 2007 and 2008, respectively	216	214
Additional paid-in capital	621,528	532,618
Retained earnings	537,044	593,305

Total Shareholders’ Equity	1,159,088	1,126,417

Total Liabilities and Shareholders’ Equity	$1,982,117	$2,027,124

ISC REPORTS 2008 SECOND QUARTER RESULTS	PAGE 11
Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	05/31/2007	05/31/2008
	(Unaudited)
OPERATING ACTIVITIES
Net income	$54,209	$62,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,148	34,753
Stock-based compensation	1,470	1,616
Amortization of financing costs	259	259
Deferred income taxes	7,883	7,304
Loss (income) from equity investments	4,611	(4,754)
Excess tax benefits relating to stock-based compensation	(131)	(7)
Impairment of long-lived assets, non-cash	6,143	460
Other, net	729	3,778
Changes in operating assets and liabilities:
Receivables, net	(24,271)	(25,504)
Inventories, prepaid expenses and other assets	(13,188)	(8,798)
Deposits with Internal Revenue Service	(7,123)	—
Accounts payable and other liabilities	1,029	(7,598)
Deferred income	85,693	70,775
Income taxes	3,013	13,034

Net cash provided by operating activities	159,474	147,501

INVESTING ACTIVITIES
Capital expenditures	(56,112)	(69,844)
Acquisition of business, net of cash acquired	(87,093)	—
Proceeds from affiliate	67	—
Advance to affiliate	—	(1,296)
Proceeds from short-term investments	83,450	41,500
Purchases of short-term investments	(24,635)	(2,450)
Purchases of equity investments	—	(81)
Other, net	54	75

Net cash (used in) provided by investing activities	(84,269)	(32,096)

FINANCING ACTIVITIES
Proceeds under credit facility	65,000	20,000
Payments under credit facility	(65,000)	(20,000)
Payment of long-term debt	(28,679)	(1,235)
Exercise of Class A common stock options	272	—
Excess tax benefits relating to stock-based compensation	131	7
Reacquisition of previously issued common stock	(26,519)	(90,397)

Net cash provided by (used in) financing activities	(54,795)	(91,625)

Net increase in cash and cash equivalents	20,410	23,780
Cash and cash equivalents at beginning of period	59,681	57,316

Cash and cash equivalents at end of period	$80,091	$81,096

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